Exhibit 99.1

CONTACT:
Tim Benson
Factory Card & Party Outlet Corp.
630-579-2231
tbenson@factorycard.com

FACTORY CARD & PARTY OUTLET CORP. REPORTS

FOURTH QUARTER AND FULL YEAR RESULTS

NAPERVILLE, IL (April 15, 2005) – Factory Card & Party Outlet Corp. (FCPO) today announced results for the 2004 fourth fiscal quarter and full year, ended January 29, 2005.

For the quarter, net sales were $57.3 million, compared with $56.9 million for the fourth quarter of last year. Comparable store net sales for the fourth quarter declined 1.6 percent.

Net loss for the 2004 fourth quarter was $3.0 million, or $0.98 per basic and fully diluted share, versus a net loss of $1.1 million, or $0.36 per basic and fully diluted share, for the same period last year. The 2004 fourth quarter loss includes a previously announced inventory write-down related to the repositioning of its greeting card category, that resulted in a $2.7 million after-tax charge, or $0.89 per basic share.

Excluding the charge related to the new greeting card program, the Company would have reported a fourth quarter net loss of $271 thousand, or $0.09 per basic and fully diluted share. A reconciliation of the amounts is included in the supplemental schedule of this press release. These non-GAAP measurements are provided to help investors understand the Company’s financial results given the significant impact of the charge related to the new greeting card program.

Net sales for the 2004 fiscal year increased 3.4 percent to $230.1 million, compared with $222.6 million a year ago. Comparable store net sales for the fiscal year increased 0.3 percent from the prior fiscal year.

The Company reported a net loss for the 2004 fiscal year of $200 thousand or $0.07 per basic and fully diluted share, versus net income of $1.4 million, or $0.47 per basic share and $0.40 per fully diluted share, for the prior fiscal year. Excluding the aforementioned charge related to the new greeting card program in fiscal 2004, the Company would have reported net income of $2.5 million, or $0.83 per basic share and $0.71 per fully diluted share. A reconciliation of the amounts is included in a supplemental schedule contained in this press release.

“We are very pleased with the significant increase in our annual net income compared to prior year and the solid operating improvement that was achieved in our fourth quarter, excluding the charge related to the new greeting card program. We continued to improve our gross margin, manage expenses, and optimize our investment in advertising,” said Gary W. Rada, President and Chief Executive Officer of Factory Card & Party Outlet. He added, “We are well positioned for the graduation season and look forward to the full implementation of our new line of greeting cards from Premier Greetings in early May.”

Non-GAAP Measurements

In addition to the reported GAAP results provided throughout this document, the Company has provided non-GAAP measurements that present earnings excluding specified items affecting comparability. Details of the items are presented in the tables within this press release. Reconciliations from GAAP reported results to non-GAAP reported measurements described in this press release are provided in the financial tables attached to this document.

The Company has provided these non-GAAP measurements as a way to help investors understand earnings and enhance comparisons of our earnings from period to period. Among other things, our management uses the earnings results, excluding items affecting compatibility, to evaluate the performance of its businesses. There are inherent limitations in the use of earnings, excluding items affecting comparability, because actual results do include the impact of these items. The non-GAAP measures are intended only as a supplement to the comparable GAAP measures and we compensate for the limitations inherent in the use of non-GAAP measures by using GAAP measures in conjunction with the non-GAAP measures. As a result, investors should consider these non-GAAP measures in addition to, and not in substitution for, or as superior to, measures of financial performance prepared in accordance with GAAP.

About Factory Card

Factory Card & Party Outlet, (www.factorycard.com) based in Naperville, Illinois, currently operates 184 Company-owned retail stores in 20 states, offering an extensive assortment of party supplies, greeting cards, gift-wrap, and other special occasion merchandise at everyday value prices.

Unaudited Reconciliation of Pro Forma Non-GAAP Adjustments (in thousands)

The following represents a reconciliation (unaudited) of GAAP net income (loss) to pro forma non-GAAP net income (loss).

	(in thousands, except per share data)
	Three Months Ended January 29, 2005	Three Months Ended January 31, 2004
Net loss as reported	$(2,982)	$(1,077)
New greeting card program charges	$2,711	—
Pro forma (non-GAAP) net loss	$(271)	$(1,077)

Net loss per share as reported (basic & diluted)	$(0.98)	$(0.36)
New greeting card program charges on a per share basis	$0.89	—
Pro forma (non-GAAP) net loss per share (basic & diluted)	$(0.09)	$(0.36)

	(in thousands, except per share data)
	Year Ended January 29, 2005	Year Ended January 31, 2004
Net Income (loss) as reported	$(200)	$1,362
New greeting card program charges	$2,711	—
Pro forma (non-GAAP) net income (loss)	$2,511	$1,362

Net income (loss) per basic share as reported	$(0.07)	$0.47
New greeting card program charges on a per basic share basis	$0.90	—
Pro forma (non-GAAP) net income per basic share	$0.83	$0.47

Net income (loss) per diluted share as reported	$(0.07)	$0.40
New greeting card program charges on a per diluted share basis	$0.77	—
Pro forma (non-GAAP) net income per diluted share *	$0.71	$0.40

*	Earnings per share number may not be additive due to rounding.

The above pro forma non-GAAP financial information is based upon the Company’s unaudited consolidated statements of operations for the periods shown, with certain adjustments. This presentation is not in accordance with, or an alternative for, U.S. Generally Accepted Accounting Principles (GAAP) and may not be consistent with the presentation used by other companies.

Certain statements in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, year-end adjustments and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements express or implied by such forward-looking statements.

In general, the results, performance or achievements of the Company and its stores, and the value of the Company’s common stock, are dependent upon a number of factors, including, without limitation: the dependence on key personnel; competition; ability to anticipate merchandise trends and consumer demand; ability to maintain relationships with suppliers; successful implementation of information systems; successful handling of merchandise logistics; inventory shrinkage; ability to meet future capital needs; governmental regulations; and other factors both referenced and not referenced in the Company’s filings with the Securities and Exchange Commission.

FACTORY CARD & PARTY OUTLET CORP.

AND SUBSIDIARY

Consolidated Statements of Operations

(Dollar amounts in thousands, except per share data)

	For the 52 weeks ended January 29, 2005	For the 52 weeks ended January 31, 2004	For the 43 weeks ended February 1, 2003	For the nine weeks ended April 6, 2002
	Successor Company	Successor Company	Successor Company	Predecessor Company
Net sales	$230,148	$222,635	$185,699	$40,837
Cost of sales	147,970	145,372	122,435	26,991
Greeting card inventory write-down	4,415	—	—	—

Gross profit	77,763	77,263	63,264	13,846
Selling, general and administrative expenses	75,074	71,851	55,872	12,212
Depreciation and amortization	2,406	1,957	1,501	1,030
Reorganization items	(93)	—	—	(18,840)
Other income	(63)	—	—	—
Interest expense	742	1,182	1,368	374

Income (loss) before income tax expense (benefit)	(303)	2,273	4,523	19,070
Income tax expense (benefit)	(103)	911	1,981	(360)

Net income (loss)	$(200)	$1,362	$2,542	$19,430

Net income (loss) per share – basic	$(0.07)	$0.47	$0.89

Weighted average shares outstanding – basic	3,017,284	2,919,115	2,866,420

Net income (loss) per share – diluted	$(0.07)	$0.40	$0.86

Weighted average shares outstanding - diluted	3,017,284	3,426,179	2,957,516

.FACTORY CARD & PARTY OUTLET CORP.

AND SUBSIDIARY

Consolidated Balance Sheets

(Dollar amounts in thousands, except per share data)

	January 29, 2005	January 31, 2004
ASSETS

Current assets:
Cash	$188	$179
Merchandise inventories, net	43,653	45,667
Prepaid expenses and other	4,577	4,089
Deferred tax assets, net	5,527

Total current assets	53,945	49,935

Fixed assets, net	8,164	7,551
Other assets	170	259
Deferred tax asset, net	5,991	427

Total assets	$68,270	$58,172

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Line of credit	$12,032	$9,763
Accounts payable	16,245	15,929
Accrued expenses	7,564	6,974
Current portion of long term debt and capital lease obligations	1,646	2,135

Total current liabilities	37,487	34,801

Long term debt and capital lease obligations	15	3,699
Deferred rent liabilities	1,895	1,725

Total liabilities	39,397	40,225

Stockholders’ equity:
Common stock, $.01 par value. Authorized 10,000,000 shares; 3,109,041 and 3,074,082 shares issued and outstanding at January 29, 2005 and January 31, 2004, respectively	31	31
Unearned restricted stock awards	(148)	(275)
Additional paid-in capital	25,286	14,287
Accumulated earnings	3,704	3,904

Total stockholders’ equity	28,873	17,947

Total liabilities and stockholders’ equity	$68,270	$58,172